Exhibit 10.36

MUTUAL LEASE TERMINATION AGREEMENT

THIS MUTUAL LEASE TERMINATION AGREEMENT is made this 31st day of December 2020, by and between JOHN KEELER REAL ESTATE HOLDINGS, INC. a Florida Corporation (hereinafter “Landlord”) and JOHN KEELER & CO., INC., a Florida corporation (hereinafter “Tenant”).

WHEREAS, by a lease agreement dated May 1st, 2001 (the “Lease”), Landlord leased to Tenant and Tenant leased from Landlord, certain premises commonly known as 3000 NW 109 Ave, Miami Florida comprised of one industrial building (“Premises”) for a term commencing July 1st, 2001 and expiring on June 30, 2021; and

WHEREAS, Landlord and Tenant mutually desire to terminate the Lease and all rights and obligations of the respective parties under the Lease.

NOW, THEREFORE, in consideration of the mutual promises and provisions herein contained, and in consideration of and conditioned upon, Tenant applying $10,000 security deposit & Sunshine Carpet invoice $ 2,292.45 against December 2020 monthly rent ($16,603.13). Tenant, within five (5) days of landlord receiving a signed Mutual Lease Termination Agreement from tenant, the sum of $4,310.68, Landlord and Tenant agree as follows:

1. Landlord and Tenant do hereby terminate fully and surrender the Lease effective as of December 31, 2020.

4. Landlord represents and warrants to Tenant that:

a. Landlord is no longer the owner of the Premises in fee simple absolute, subject only to encumbrance holders of record;

b. Landlord has the legal right and capacity to enter into this Mutual Lease Termination Agreement and to carry out its provisions, including the legal right and capacity to terminate the duties and obligations of Tenant under the terms of the Lease, and to hold Tenant harmless from the consequences thereof.

5. Except as otherwise provided herein, Landlord hereby indemnifies Tenant against, shall hold Tenant harmless from and against, and shall reimburse Tenant on demand by Tenant for, any liability, damage, loss, cost and/or expense (including attorneys’ fees and costs of investigation incurred in defending against and/or settling such liability, damage, loss, cost or expense or claim therefore and any amounts paid in settlement thereof) imposed on or reasonably incurred by Tenant arising from or relating to: (a) any third party claiming through Landlord challenging the enforceability or validity of this Mutual Lease Termination Agreement or the termination of the Lease as contemplated hereby; (b) any third party claiming through Landlord any right to any payment to be made by Tenant to Landlord hereunder; and/or (c) any misrepresentation, breach of warranty or failure to perform or violation by Landlord of any provision of this Mutual Lease Termination Agreement.

6. Landlord and Tenant respectively represent and warrant that there has been no transfer or assignment, either voluntary or by operation of law, of that party’s right, title or interest in the Lease or the claims being released herein. Each signatory to this Mutual Lease Termination Agreement represents and warrants to the other that such signatory has the authority to enter into this Mutual Lease Termination Agreement on behalf of that respective party.

7. If either party brings an action to enforce the terms of this Mutual Lease Termination Agreement, the prevailing party shall be entitled to receive reasonable attorney’s fees and court costs from the other party, in addition to any other remedies it may have in law or in equity.

Executed in duplicate originals as of the day and date above first written.

TENANT:		LANDLORD:
John Keeler & Co., Inc.		John Keeler Real Estate Holdings, Inc.

By:	/s/ John Keeler	By:	/s/ John Keeler
Name:	John Keeler	Name:	John Keeler

1